UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

November 10, 2005
Date of Report (Date of earliest event reported)

EMCORE CORPORATION
Exact name of registrant as specified in its charter

New Jersey	0-22175	22-2746503
State of Incorporation	Commission File Number	IRS Employer Identification No.

145 Belmont Drive, Somerset, New Jersey, 08873
Address of principal executive offices, including Zip Code

(732) 271-9090
Registrant's telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.        Entry into a Material Definitive Agreement.

On November 10, 2005, EMCORE Corporation ("EMCORE" or the "Company") entered into an Exchange Agreement (the "Agreement") with Alexandra Global Master Fund Ltd. ("Alexandra") to exchange $14,425,000 aggregate principal amount of the Company’s outstanding Convertible Subordinated Notes due May 15, 2006 (the “Existing 2006 Notes”) for $16,580,460 aggregate principal amount of newly issued Convertible Senior Subordinated Notes due May 15, 2011 (the “New 2011 Notes”).  The terms of the New 2011 Notes are identical in all material respects to EMCORE’s existing 5% Convertible Senior Subordinated Notes due May 15, 2011, which were issued by the Company on February 24, 2004 (the "Existing 2011 Notes").  The New 2011 Notes are ranked pari passu with the Existing 2011 Notes.

The New 2011 Notes will be convertible at any time prior to maturity, unless previously redeemed or repurchased by EMCORE, into the shares of the Company's common stock, no par value ("Common Stock"), at the conversion rate of 124.0695 shares of Common Stock per $1,000 principal amount.  The effective conversion rate is $8.06 per share of common stock.  As a result of this transaction, EMCORE will recognize a non-cash loss in the first quarter of fiscal 2006 related to the early extinguishment of debt equal to $2,155,460.

The Existing 2006 Notes to be exchanged by Alexandra represent approximately 91.4% of the $15,775,000 total amount of Existing 2006 Notes outstanding.  EMCORE intends to redeem for cash the remaining $1,350,000 of Existing 2006 Notes on or before the May 15, 2006 maturity date.

This transaction with Alexandra is expected to close on or about November 16, 2005.  A copy of the Agreement, as well as the applicable Note and Indenture Agreement, will be filed as exhibits to the Company's Annual Report on Form 10-K for the fiscal year ending September 30, 2005.

The information set forth in this Item 1.01 also is incorporated by reference under Items 2.03 and 3.02, below.

Item 2.03.        Creation of a Direct Financial Obligation.

See Item 1.01, “Entry into a Material Definitive Agreement,” above.

EMCORE will pay interest on the New 2011 Notes semi-annually in cash on May 15 and November 15 of each year.  Interest will begin to accrue on the closing date of the exchange.

Events of default under the Indenture that may accelerate the payment obligations under the New 2011 Notes include:  failure to pay principal or premium when due, failure to pay interest if such failure continues for 30 days, failure to perform any other covenant required of EMCORE if such failure continues for 60 days after notice is given in accordance with the Indenture Agreement, failure to pay the purchase price of any note when due, failure to provide timely notice of a change of control, or certain events in bankruptcy, insolvency or reorganization of EMCORE.

Item 3.02.        Unregistered Sales of Equity Securities.

See Item 1.01, “Entry into a Material Definitive Agreement,” above.

The exchange of the Existing 2006 Notes for the New 2011 Notes was made to an “accredited investor,” as that term is defined under Rule 501 under the Securities Act of 1933, as amended (the “Securities Act”).  The offer and sale was made pursuant to Rule 506 of Regulation D under the Securities Act, and without registration under the Securities Act, in reliance on the exemption provided thereby.  EMCORE relied upon the representations, warranties, and agreements of Alexandra, including its agreement with respect to restrictions on resale, in support of the satisfaction of the conditions of such exemption.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EMCORE CORPORATION
By: /s/ Thomas G. Werthan Thomas G. Werthan Chief Financial Officer

Dated:  November 15, 2005